Exhibit 4.4

SUPPLEMENTAL WARRANT AGREEMENT

THIS SUPPLEMENTAL WARRANT AGREEMENT (this “Agreement”), is made and entered effective as of ________, 2022, by and among Model Performance Acquisition Corp., a British Virgin Islands business company (the “Company”), Model Performance Mini Corp., a British Virgin Islands business company (“PubCo”) and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”).

WHEREAS, the Company entered into that certain Warrant Agreement, dated April 7, 2021 (the “Warrant Agreement”), with the Warrant Agent pursuant to which the Warrant Agent agreed to act on behalf of the Company in connection with the issuance, registration, transfer, exchange, redemption and exercise of up to 2,875,000 warrants (the “Public Warrants”) underlying units issued in the Company’s initial public offering (the “IPO”), and up to 146,250 warrants (the “Private Warrants,” together with the Public Warrants, the “Warrants”) underlying units issued in a private placement consummated simultaneously with the IPO (the “Private Placement”);

WHEREAS, the IPO and the Private Placement were consummated on April 12, 2021;

WHEREAS, the Company has entered into a merger agreement, dated as of August 6, 2021 (as amended on January 6, 2022, and as may be amended from time to time, the “Merger Agreement”), which provides for a Business Combination between the Company and MultiMetaVerse Inc., a Cayman Islands exempted company (“MMV”);

WHEREAS, pursuant to the Merger Agreement, (i) the Company will merge with and into PubCo, with PubCo remaining as the surviving publicly traded entity; and (ii) Model Performance Mini Sub Corp., a Cayman Islands exempted company and wholly-owned subsidiary of PubCo (“Merger Sub”), will be merged with and into MMV resulting in MMV being a wholly-owned subsidiary of PubCo (the “Business Combination”); and as a result of the Business Combination, holders of ordinary shares of MMV and the Company will become holders of ordinary shares of PubCo (the “PubCo Ordinary Shares”);

WHEREAS, upon consummation of the Business Combination, as provided in Section 4.5 of the Warrant Agreement, the Warrants will no longer be exercisable for ordinary shares of the Company but instead will be exercisable (subject to the terms of the Warrant Agreement as amended hereby) for PubCo Ordinary Shares;

WHEREAS, in connection with the Business Combination, the Company desires to assign all of its right, title and interest in the Warrant Agreement to PubCo and PubCo wishes to accept such assignment;

WHEREAS, Section 9.8 of the Warrant Agreement states, among other things, that the Warrant Agreement and any Warrant certificate may be amended by the parties by executing a supplemental warrant agreement, without the consent of any of the Warrant Holders, for the purpose of evidencing the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company contained in the Warrant Agreement and the Warrants;

WHEREAS, the Company has rights, duties, covenants and other obligations under the Warrant Agreement (the “Obligations”), which continue after the Business Combination, and PubCo has agreed to assume the Obligations in connection with the Business Combination;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and PubCo agree as follows:

1.	Assumption of the Obligations. As of the date hereof, PubCo hereby assumes all of the Obligations under the Warrant Agreement.

2.	Amendments to the Warrant Agreement. The Warrant Agreement is hereby amended as follows:

a)	In the context of the Obligations to be assumed, any reference to “the Company” in the Warrant Agreement (including all Exhibits thereto) shall mean “Model Performance Mini Corp.” and all references to “Ordinary Shares” (including all Exhibits thereto) shall mean “Ordinary Shares of Model Performance Mini Corp.;”

b)	Section 2.4 “Detachability of Public Warrants” shall be deleted in its entirety as it is no longer in force and effect; except that the term “Representative” which was defined in Section 2.4 as “Maxim Group LLC, as representative of the underwriters,” shall continue to be defined as such throughout the Warrant Agreement;

c)	Section 5.1 “Transfer of Public Warrants” shall be deleted in its entirety as it is no longer in force and effect;

d)	Section 7.3 is hereby deleted and replaced in its entirety as follows:

“Issuance of Ordinary Shares. Model Performance Mini Corp. shall at all times reserve and ensure that the number of Ordinary Shares that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Warrant Agreement are available for issuance.”; and

e)	Section 9.2 is hereby amended in part to change the delivery of notices and a copy of notices to:

Model Performance Mini Corp.

c/o MultiMetaVerse, Inc.

Building D3, No. 718

Lingshi Road

Jingan District, Shanghai PRC

Attn: Yiran Xu

Email: alex.xu@7doc.cn

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

43/F, Jing An Kerry Center Tower II

1539 Nanjing West Road

Shanghai 200040, PRC

Attn: Jia Yan

Email: jiayan@paulhastings.com

and

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attn: Giovanni Caruso

Email: gcaruso@loeb.com

3.	No Other Amendments. Except for the amendments expressly set forth in this Agreement, the Warrant Agreement shall remain unchanged and in full force and effect.

4.	Entire Agreement. The Warrant Agreement (as amended by this Agreement), sets forth the entire agreement of the parties hereto with respect to the subject matter hereof and thereof, and there are no restrictions, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof or thereof, other than those expressly set forth in the Warrant Agreement (as amended by this Agreement). The Warrant Agreement (as amended by this Agreement) supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein.

5.	Miscellaneous.

(a)	The Company and PubCo agree to execute such reasonable further instruments or perform such reasonable acts which are or may become reasonably necessary to carry out the intent of this Agreement.

(b)	This Agreement shall be governed by and construed under the laws of the State of New York without regard to its conflict of laws principles.

(c)	This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MODEL PERFORMANCE ACQUISITION CORP.

By:
Name: Serena Shie
Title: Chief Financial Officer

MODEL PERFORMANCE MINI CORP.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

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